File No. 70-8979




                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 AMENDMENT NO. 4
                               (POST-EFFECTIVE) TO
                        FORM U-1 APPLICATION-DECLARATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                            ------------------------

                       CENTRAL AND SOUTH WEST CORPORATION
                          1616 Woodall Rodgers Freeway
                                Dallas, TX 75202

                         CENTRAL POWER AND LIGHT COMPANY
                           539 North Carancahua Street
                        Corpus Christi, Texas 78401-2802

                       PUBLIC SERVICE COMPANY OF OKLAHOMA
                              212 East Sixth Street
                           Tulsa, Oklahoma 74119-1212

                       SOUTHWESTERN ELECTRIC POWER COMPANY
                                428 Travis Street
                        Shreveport, Louisiana 71156-0001

                          WEST TEXAS UTILITIES COMPANY
                               301 Cypress Street
                            Abilene, Texas 79601-5820

             (Names of companies filing this statement and addresses
                         of principal executive offices)
                            ------------------------

                       CENTRAL AND SOUTH WEST CORPORATION
                 (Name of top registered holding company parent)
                            ------------------------

                           Wendy G. Hargus, Treasurer
                       Central and South West Corporation
                          1616 Woodall Rodgers Freeway
                               Dallas, Texas 75202

                              Joris M. Hogan, Esq.
                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                          New York. New York 10005-1413

                   (Names and addresses of agents for service)


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         Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and its subsidiary companies Central Power and Light Company ("CPL"), Public Service Company of Oklahoma ("PSO"), Southwestern Electric Power Company ("SWEPCO"), and West Texas Utilities Company ("WTU"), each referred to as an "Operating Subsidiary" and collectively referred to as the "Operating Subsidiaries", hereby amends and restates in its entirety its Form U-1 Application- Declaration in File No. 70-8979 in the following respects.
Item 1. Description of the Proposed Transactions.

         CSW and/or the Operating Subsidiaries propose to issue tax deductible preferred securities ("Preferred Securities") as part of a restructuring of the existing preferred stock component of the Operating Subsidiaries' capitalization (the "Preferred Restructuring") which consists of (i) eliminating provisions in the Operating Subsidiaries' articles restricting the amount of unsecured debt, and Preferred Securities which may be treated as unsecured debt, issuable by each Operating Subsidiary, (ii) acquiring or calling all or a portion of the Operating Subsidiaries' outstanding preferred stock, and (iii) issuing at the CSW and/or the Operating Subsidiary level Preferred Securities, all as described in the following introduction to Item 1 and in more detail in Item 1, Sections A through F, below.

         The Operating Subsidiaries are soliciting proxies from the holders of their outstanding shares of preferred stock and common stock ("Proxy Solicitation") to approve a proposed amendment to CPL and WTU's Restated Articles of Incorporation and PSO and SWEPCO's Restated Certificates of Incorporation (collectively, the "Articles") that would eliminate a provision restricting the amount of unsecured debt issuable by each Operating Subsidiary (individually, a "Proposed Amendment" and collectively, the "Proposed Amendments"). Proxies will be voted at special meetings of the Operating

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Subsidiaries' respective stockholders to be held on April 7, 1997 for CPL and
April 16, 1997 for PSO, SWEPCO and WTU (the "Special Meetings") for the purpose of voting on the Proposed Amendments. If the Proposed Amendments are adopted, the Operating Subsidiaries will make a special cash payment as specified below to each preferred stockholder who voted in favor of the applicable Proposed Amendment; provided that any such shares were not tendered in a concurrent cash tender offer for such shares in the case of SWEPCO, PSO and WTU (described below).
         Concurrently with the Proxy Solicitation for SWEPCO, PSO and WTU, CSW is making a cash tender offer for any and all shares of outstanding preferred stock of SWEPCO, PSO and WTU. CSW is also making a cash tender offer for the 4.00% and 4.20% Series of CPL's cumulative preferred stock (together with the SWEPCO, WTU and PSO offers, the "Offers" and each an "Offer") concurrently with CPL's separate proxy solicitation. The CPL Offer coincides with the launch of the other Offers and with the CPL proxy solicitation. However, unlike the combined proxy solicitations and tender offers by SWEPCO, PSO and WTU, the launch of and the documentation for the CPL Offer is entirely separate from CPL's proxy solicitation materials. The CPL Offer is not conditioned, in any way, upon the results of, or a vote cast pursuant to, the CPL proxy solicitation. Additionally, CPL has called shares of its 8.72% and 7.12% Series of outstanding cumulative preferred stock at the applicable call price (the "Redemption"). The Offer for each series of preferred stock is independent of the Offer for any other series. The Offer for each series of preferred stock, including CPL, will terminate at 5 P.M. (Central Time) on the date of the applicable Special Meetings for SWEPCO, PSO and WTU ("Expiration Date") but may be extended beyond the Expiration Date or terminated early under certain circumstances. A condition to the Offers, other than the CPL Offer, is that preferred stockholders who tender their shares pursuant to the Offers vote in favor of the applicable Proposed

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Amendment. Any shares not voted in favor of the Proposed Amendment will be deemed withdrawn and not validly tendered. Consummation of each Offer, other than the CPL Offer, is contingent upon the Proposed Amendment being approved and adopted at the Special Meeting. CSW may, however, waive such condition as described below.

          CSW and the Operating Subsidiaries request that as soon as practicable, but not later than April 9, 1997, the Securities and Exchange Commission (the "Commission")issue an order authorizing: (i) the Proposed Amendments and the proposed acquisition of the shares of the Operating
Subsidiaries'  preferred stock  pursuant  to  the  Offers;   (ii)  the
reacquisition,   retirement  and cancellation by the Operating Subsidiaries of shares tendered to CSW pursuant to the Offers; and (iii) the use by CSW of its general funds and/or funds borrowed through its commercial paper program previously authorized by order dated March 21, 1995 (HCAR No. 26254), on an interim basis, to finance its purchase of shares tendered, accepted for payment and paid for pursuant to the Offers, until such time as such shares are reacquired by the Operating Subsidiaries.

         CSW and the Operating Subsidiaries also request authorization to deviate from the preferred stock provisions of the Statement of Policy Regarding Preferred Stock Subject to the Public Utility Holding Company Act of 1935, HCAR No. 13106 (Feb. 16, 1956), to the extent applicable with respect to the Proposed Amendments.

         CSW and the Operating Subsidiaries also request that the order grant the Operating Subsidiaries authority to issue securities similar to the Preferred Securities currently in the marketplace (i.e., tax deductible preferred securities such as QUIPS, TOPRS, etc.), except that PSO will not effectuate such issuance until proper authorization is received from the Corporation Commission of the State of Oklahoma, for the purpose of retiring or replacing outstanding first mortgage bonds and

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preferred stock at the Operating Subsidiaries, or any combination thereof, for the payment of outstanding short-term borrowings and for other general corporate purposes. In order to effectuate the issuance of the preferred securities, CSW and the Operating Subsidiaries propose to issue and sell from time to time in one or more series, directly, or indirectly through a special purpose financing subsidiary (as hereinafter defined) or affiliate of CSW or an Operating Subsidiary established for that purpose, Junior Subordinated Debentures (the "Debentures") and/or Preferred Securities. Each series of Debentures and/or Preferred Securities will mature in not more than 49 years. The Proxy Solicitation, Redemption, Proposed Amendments, Offer and issuance of Debentures and/or Preferred Securities are discussed in more detail below. CSW and the Operating Subsidiaries request that the Commission reserve jurisdiction over the issuance of Debentures and/or Preferred Securities by CSW.

         In addition, CSW and the Operating Subsidiaries request authority to manage interest rate risk, as appropriate, through the use of hedging products, including interest rate swaps, forward swaps and caps and collars as described in Item I.D. below. CSW and the Operating Subsidiaries request authority to enter into the foregoing types of transactions from time to time in connection with the issuance of Debentures and/or Preferred Securities.

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         The preferred stock of each Operating Subsidiary, the number of shares outstanding, their par value and dollar amount outstanding as of December 31, 1996 are listed below. None of the shares are listed on the New York Stock Exchange ("NYSE") or any other exchange.

CPL
Money Market Preferred        750,000 shares      $100 Par Value   $ 75,000,000
Auction Rate Pref. Series A   425,000 shares      $100 Par Value   $ 42,500,000
Auction Rate Pref. Series B    25,000 shares      $100 Par Value   $ 42,500,000
8.72% Series                  500,000 shares      $100 Par Value   $ 50,000,000
7.12% Series                  260,000 Shares      $100 Par Value   $ 26,000,000
4.20% Series                   75,000 Shares      $100 Par Value   $  7,500,000
4.00% Series                  100,000 Shares      $100 Par Value   $ 10,000,000
                                                                   ------------
                                                  Total            $253,000,000
PSO
4.24% Series                 100,000 Shares      $100 Par Value    $10,000,000
4.00% Series                  97,900 Shares      $100 Par Value    $ 9,790,000
                                                                    -----------
                                                  Total            $19,790,000
SWEPCO
6.95% Series                 340,000 Shares      $100 Par Value    $34,000,000
5.00% Series                  75,000 Shares      $100 Par Value    $ 7,500,000
4.65% Series                  25,000 Shares      $100 Par Value    $ 2,500,000
4.28% Series                  60,000 Shares      $100 Par Value    $ 6,000,000
                                                                    -----------
                                                  Total            $50,000,000
WTU
4.40% Series                  60,000 Shares      $100 Par Value    $ 6,000,000

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         All of the outstanding common stock of each Operating Subsidiary is owned by CSW. Each share of common stock and preferred stock of each series is entitled to one vote per share for purposes of the Proposed Amendments. Each Operating Subsidiary's outstanding common stock and preferred stock constitute its only outstanding securities entitled to vote on the applicable Proposed Amendment. None of the Operating Subsidiaries has any other authorized class of equity securities.

         CSW and the Operating Subsidiaries undertake to comply with Rule 24 under the Act.

         A.       Proxy Solicitation and Proposed Amendments

               1.       Terms of Proxy Solicitation and Proposed Amendments

         Each Operating Subsidiary's Articles currently provide that, without the consent of the holders of at least a majority of the total number of such Operating Subsidiary's shares of preferred stock of all series voting as one class, it may not issue or assume any unsecured notes, debentures or other securities representing unsecured indebtedness ("Unsecured Obligations"), for any purpose other than (a) refunding or renewing outstanding Unsecured Obligations resulting in later maturities or, (b) funding existing unsecured indebtedness (not represented by Unsecured Obligations), if immediately after such issue or assumption (1) the principal amount of all Unsecured Obligations issued or assumed by the Operating Subsidiary and then outstanding would exceed 20% of the aggregate of (i) the principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Operating Subsidiary and then outstanding and (ii) the total capital stock and surplus of the Operating Subsidiary as then recorded on its books (the "20% Provision"), or
(2) the principal amount of all Unsecured Obligations maturing in less than ten years, issued or assumed by the Operating Subsidiary and then outstanding, computed as herein provided, would exceed 10% of such aggregate amount (the "10% Provision"). For purposes of subparagraph (2) of the previous sentence, the principal amount of any Unsecured Obligations which had an original single maturity of more than ten years from the date thereof, and the principal amount of the final maturity of any serially-maturing Unsecured Obligations which had one or more original maturities of more than ten years from the date

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thereof, may not be regarded as Unsecured Obligations maturing in less than ten years until such principal amount is due or required to be paid within three years. The Proposed Amendments would eliminate the 10% and 20% Provisions by deleting them in their entirety from the Articles of each Operating Subsidiary.

         Approval and adoption of the applicable Proposed Amendment by each Operating Subsidiary's shareholders requires the affirmative vote of the holders of not less than two-thirds of the outstanding shares of (1) the preferred stock of all series, voting together as one class, and (2) the common stock. CSW has advised the Operating Subsidiaries that it will vote its shares of common stock of each Operating Subsidiary in favor of the Proposed Amendments. Abstentions and broker non-votes in respect of the Proposed Amendments will have the effect of voting against the Proposed Amendments.

         Duly appointed inspectors of election will definitively count and tabulate the votes and determine and announce the results.
     The Operating Subsidiaries have engaged D.F. King & Co. Inc. ("D.F. King") to act as information agent in connection with the Proxy Solicitation. D.F. King will be paid a fee totaling approximately $75,000 which includes reimbursement for its reasonable out-of-pocket expenses.

         If a Proposed Amendment is adopted, the applicable Operating Subsidiary will make a special cash payment of $1.00 per share in the case of SWEPCO, PSO and WTU and $0.25 per share in the case of CPL out of its general funds (each, a "Cash Payment") for each share of preferred stock not tendered pursuant to the SWEPCO, PSO and WTU Offers that is properly voted in favor of the applicable Proposed Amendment. Holders of CPL's 4.00% and 4.20% Series cumulative preferred stock who vote in favor of the amendment will be entitled to receive the Cash Payment regardless of whether they tender their shares. The applicable Operating Subsidiary will disburse Cash Payments promptly after adoption of the applicable Proposed Amendment.

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         2.       Benefits of the Proposed Amendments

         CSW and the Operating Subsidiaries believe that adoption of the Proposed Amendments is critical to maximizing their respective financial flexibility and minimizing their financing costs for the benefit of utility customers and, indirectly, the Operating Subsidiaries' investors. CSW estimates that the ongoing financing flexibility and cost savings to be gained through the elimination of the 10% and 20% Provisions outweigh the one-time cost of the special Cash Payments and the other costs of the Proxy Solicitation. CSW and the Operating Subsidiaries further believe that the terms of the Offers will be attractive to tendering preferred stockholders (given the proposed per share purchase price) and will also benefit CSW's investors and system utility customers by (1) contributing to the elimination of the onerous Articles provisions concerning unsecured indebtedness and (2) creating flexibility in planning and financing business activities and (3) resulting in the acquisition and subsequent retirement of outstanding shares of the Operating Subsidiaries' preferred stock and their replacement with less expensive financing alternatives.

         Although historically the Operating Subsidiaries' debt financing has been accomplished through the issuance of first mortgage bonds and short-term debt, CSW and the Operating Subsidiaries believe that unsecured debt will increase in importance over time as an option in financing construction programs, refinancing first mortgage bonds and providing funds for other general corporate purposes. The availability and flexibility of unsecured debt is necessary to take full advantage of changing conditions in the securities markets and the electric utility industry. For example, if the Operating Subsidiaries were ever unable to meet the earnings coverage test in their respective Articles, they would be unable to issue any additional preferred stock. Thus, it is possible that the Operating Subsidiaries could face a situation where they would be able to issue only first mortgage bonds (assuming that the applicable earnings coverage test could be met) or additional common stock.

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         The Proposed Amendments will also allow the Operating Subsidiaries to take greater advantage of Preferred Securities on which periodic payments are tax deductible (which have a lower after-tax cost than traditional preferred stock), the retail unsecured debt market, the institutional unsecured debt market and the short-term unsecured debt market. Securities in each of these areas are currently treated as unsecured debt for purposes of the 10% and 20% Provisions.

         The Operating Subsidiaries believe that the 10% and 20% Provisions hamper their flexibility in planning and financing business activities and that eventually they may be at a competitive disadvantage if those restrictions are not removed. New competitors such as power marketers, independent power producers and owners of cogeneration facilities generally are not subject to similar financing restrictions. In recent years, a number of utilities encumbered with charter restrictions similar to the 10% and 20% Provisions have eliminated or relaxed such provisions through successful proxy solicitations.In short, many potential competitors of the Operating Subsidiaries are not constrained by unsecured debt restrictions.

         Reference is made to Exhibit 2 (Offer to Purchase and Proxy Statement) and Exhibit 3 (Notice of Special Meeting) for more detailed information with respect to the Proxy Solicitation and Proposed Amendments.

         B.  The Offer to Purchase

         1.  Terms of Offer

         Concurrently with the commencement of the Proxy Solicitation for SWEPCO, PSO, WTU and CPL and subject to the terms and conditions stated in the Offer to Purchase and Proxy Statement for SWEPCO, PSO and WTU and the Offer to Purchase for CPL (each, an "Offer to Purchase") and the accompanying Letters of Transmittal and Proxy for SWEPCO, PSO and WTU and the Letter of Transmittal for CPL (each, a "Letter of Transmittal") (see Exhibits 2(a)-(d) and 5(a)-(d)) (collectively, the "Offer Documents"), CSW is making the Offer, pursuant to which it will offer to acquire from the

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holders of the preferred stock of all series of SWEPCO, PSO and WTU and the
4.00% and 4.20% series of CPL (each a "Series") any and all shares (the "Shares") of such Series at the following cash purchase prices:

           (i) SWEPCO - $103.13 per share, in the case of the 6.95% Series; $78.53 per share, in the case of the 5.00% Series; $77.93 per share, in the case of the 4.65% Series and $71.73 per share, in the case of the 4.28% Series (each, a "SWEPCO Purchase Price").

          (ii) PSO - $71.06 per share, in the case of the 4.24% Series and $62.82 per share, in the case of the 4.00% Series (each, a "PSO Purchase Price").

         (iii) WTU - $69.11 per share, in the case of the 4.40% Series (the "WTU Purchase Price").

          (iv) CPL - $70.39 per share, in the case of the 4.20% Series and $62.82 per share, in the case of the 4.00% Series (each, a "CPL Purchase Price" and together with the SWEPCO Purchase Price, the PSO Purchase Price and the WTU Purchase Price, the "Purchase Price").

         A portion of the Purchase Price, except for the CPL Purchase Price, will be treated as a Cash Payment for voting in favor of the Proposed Amendment. The Offer for each Series of preferred stock, including CPL, will be scheduled to expire at 5 P.M. (Central time) on the date of the applicable Special Meeting for SWEPCO, PSO and WTU. The Offers may be extended or terminated earlier under certain circumstances specified below.

         The Offer for any one Series is independent of the Offer for any other Series. The applicable Purchase Price and the other terms and conditions of the Offers apply equally to all preferred stockholders of a respective Series. The Offers are not conditioned upon any minimum number of Shares of the applicable Series being tendered, but are conditioned, except for the CPL Offer, among other things, on the Proposed Amendments being approved and adopted by the requisite vote of the preferred stockholders.

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         To tender shares in accordance with the terms of the Offer Documents, the tendering preferred stockholder must either (1) send to The Bank of New York, in its capacity as depositary for the Offers ("Depositary"), a properly completed and duly executed Letter of Transmittal or, if sent by an eligible institution, a facsimile thereof for that Series, together with any required signature guarantees and any other documents required by the Letter of Transmittal, and either (a) certificates for the Shares to be tendered must be received by the Depositary at one of its addresses specified in the Offer Documents, or (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described in the Offer Documents (and a confirmation of such delivery must be received by the Depositary), in each case by the Expiration Date; or (2) comply with a guaranteed delivery procedure specified in the Notice of Guaranteed Delivery and Proxy for SWEPCO, PSO and WTU, or the Notice of Guaranteed Delivery for CPL. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders will be irrevocable, subject to certain conditions identified in the Offer Documents.

         CSW's obligation to proceed with the Offers and to accept for payment and to pay for any Shares tendered is subject to various conditions enumerated in the Offer Documents, which include the Commission issuing an order under the Act authorizing the proposed transactions, and which also include, among other conditions, except in the case of the CPL Offer, that the Proposed Amendments be adopted and that all tendering preferred stockholders vote in favor of the applicable Proposed Amendment. Any tendered shares as to which a vote in favor of the Proposed Amendment is not validly cast may be deemed withdrawn and not validly tendered. The CPL Offer is subject to certain conditions enumerated in the Offer Documents, but is not conditioned upon the Proposed Amendments being adopted or upon a tendering preferred stockholder voting in favor of the Proposed Amendment.

         At any time or from time to time, CSW may extend the Expiration Date applicable to any Series by giving notice of such extension to the Depositary, without extending the Expiration Date for

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any other Series. During any such extension, all Shares of the applicable Series previously tendered will remain subject to the Offer, and may be withdrawn at any time prior to the Expiration Date, as extended. Conversely, CSW may elect in its sole discretion to terminate the Offer prior to the scheduled Expiration
Date and not accept for payment and pay for any Shares tendered. In either case, CSW will comply with applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder, which require CSW either to pay the consideration offered or to return the tendered Shares promptly after the termination or withdrawal of the Offer and after giving notice of such termination to the Depositary and making a public announcement thereof.

         Subject to compliance with applicable law, CSW further reserves the right in the Offer Documents, in its sole discretion, to amend the Offers in any respect by making a public announcement thereof. If CSW materially changes the terms of an Offer or the information concerning an Offer, or if it waives a material condition of an Offer (such as, if applicable, the condition that the Proposed Amendments be adopted), CSW will extend the Expiration Date to the extent required by the applicable provisions of the Exchange Act and the rules promulgated thereunder. Those provisions generally require that the minimum period during which an issuer tender offer must remain open following material changes in the terms of the offeror information concerning the offer (other than a change in price, or change in percentage of securities sought or change in the dealer's soliciting fee) will depend on the facts and circumstances, including the relative materiality of such terms or information. However, if CSW notifies Operating Subsidiary preferred stockholders that it will (a) increase or decrease the price it will pay for Shares, (b) increase or decrease the percentage of Shares it seeks or (c) increase or decrease the dealer's soliciting fee, then the Expiration Date will be extended, if necessary, so that the expiration of the Offer occurs at least ten business days after the announced change.

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         Shares validly tendered to the Depositary pursuant to the Offers and not withdrawn in accordance with the procedures set forth in the Offer Documents will be held by CSW until the Expiration Date (or returned promptly in the event the Offer is terminated). Subject to the terms and conditions of the Offers, as promptly as practicable after the Expiration Date, CSW will accept for payment and pay for any and all Shares validly tendered and not withdrawn. CSW will pay for Shares that it has purchased pursuant to the Offers by depositing the applicable Purchase Price with the Depositary, which will act as agent for the tendering preferred stockholders for the purpose of receiving payment from CSW and transmitting payment to tendering preferred stockholders. CSW will pay all stock transfer taxes, if any, payable on account of its acquisition of shares pursuant to the Offers, except in certain circumstances where special payment or delivery procedures are utilized in conformance with the applicable Letters of Transmittal.

         With respect to Shares validly tendered and accepted for payment by CSW, each tendering preferred stockholder of SWEPCO, PSO and WTU will be entitled to receive as consideration from CSW only the applicable Purchase Price. Any such tendering stockholder will not be entitled to receive any additional consideration in the form of a Cash Payment, although a portion of the applicable Purchase Price will be attributable to the amount of the Cash Payment. As stated above in Item 1.A.1., the latter payment will be payable by SWEPCO, PSO and WTU solely in respect of Shares properly voted by preferred stockholders in favor of the Proposed Amendments, provided that (a) such Shares have not been tendered pursuant to the Offer and (b) the Proposed Amendments are adopted. Tendering preferred stockholders of CPL will be entitled to the CPL Purchase Price. Further, assuming a preferred stockholder of CPL votes for the Proposed Amendment pursuant to the separate CPL Proxy Solicitation and the Proposed Amendment is approved and adopted at the Special Meeting, the preferred stockholder of CPL will be entitled to a Cash Payment.

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         As noted immediately above, subject to the terms and conditions of the
Offers, Shares validly tendered and not withdrawn will be accepted for payment and paid for by CSW as promptly as practicable after the Expiration Date. If the Proposed Amendments are adopted, the Operating Subsidiaries propose to reacquire all shares acquired by CSW pursuant to the Offers after the consummation of the Offers at the Purchase Price. Upon such reacquisition the Operating Subsidiaries will retire and cancel such Shares. The Operating Subsidiaries hereby request authorization for such reacquisition.

         The Offers for SWEPCO, PSO and WTU are conditioned upon the Proposed Amendments being adopted at the Special Meetings, however, CSW may elect to waive such condition. In that case, as promptly as practicable after CSW's purchase of any Shares validly tendered pursuant to the Offers, each of SWEPCO, PSO and WTU may call another special meeting or commence a consent solicitation of its common and preferred stockholders and solicit proxies or consents for the purpose of securing the requisite two-thirds affirmative vote of stockholders to amend the Articles to eliminate the 10% and 20% Provisions and CSW may make open market purchases of the Shares in connection therewith. Further, if CPL's Proposed Amendment is not approved and adopted pursuant to CPL's separate Proxy Solicitation, CPL may also call another Special Meeting for the purpose of securing the requisite vote to amend the Articles and CSW may make open market purchases of the Shares in connection therewith.

         In any event, CSW has advised the Operating Subsidiaries that it intends to vote any Shares acquired by it pursuant to the Offers or otherwise (as well as all of its shares of common stock) in favor of the Proposed Amendments to eliminate the 10% and 20% Provisions. If the Proposed Amendments are approved and adopted, and in any event within one year from the Expiration Date (including any extensions thereof), the Operating Subsidiaries will reacquire all shares from CSW at

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the Purchase Price after such meetings or at the expiration of such one-year period, as applicable, and the Operating Subsidiaries will thereupon retire and cancel such Shares.

         CSW requests authority to use its general funds and/or funds borrowed through its commercial paper program previously authorized by order dated March 21, 1995 (HCAR No. 26254), on an interim basis, to finance its purchase of any Shares tendered, accepted for payment and paid for pursuant to the Offers, until such time as such shares are reacquired by the Operating Subsidiaries.

         CSW has selected Goldman, Sachs & Co. and Smith Barney Inc. to act as dealer managers in connection with the Offers (the "Dealer Managers"). The Dealer Managers will be paid a combined fee of $0.50 per Share for any Shares tendered, accepted for payment and paid for pursuant to the Offers. Each Dealer Manager will also be reimbursed by CSW for its reasonable out-of-pocket expenses, including attorney's fees, and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offers. In addition, CSW will pay soliciting brokers and dealers a separate fee of $1.50 per Share for Shares tendered, that are accepted for payment and paid for pursuant to the Offer (except that for transactions equal to or exceeding 2,500 Shares, CSW will pay a solicitation fee of $1.00 per Share; provided that any fee payable pursuant to this parenthetical shall be paid 80% to the Dealer Managers and 20% to any designated soliciting broker or dealer (which may be a Dealer Manager)). As set forth in Item 2, CSW proposes to pay the Depositary a fee of approximately $75,000.

         2.       Benefits of Offer; Utilization of CSW rather than the

          Operating Subsidiaries as Offeror The proposed acquisition by CSW of Shares pursuant to the Offers will benefit CSW's utility system customers and shareholders and the Operating Subsidiaries' preferred stockholders. The Offers allow preferred stockholders who may not favor the elimination of the 10% and 20% Provisions an option to tender their shares (assuming such stockholders vote in favor of the Proposed Amendment pursuant to the terms of the applicable Offer, other than the CPL Offer) at a premium to the market price and without the usual transaction costs associated with such a sale. System utility customers and CSW shareholders will benefit from the

Operating Subsidiaries' increased flexibility and reduced financing costs in issuing Preferred Securities and unsecured debt.

         Specifically, assuming that 50% of all the Shares are purchased in the Offers, the estimated savings to the Operating Subsidiaries are expected to approximate $2.5 million each year (based on a dollar-for-dollar replacement of the Shares subject to the Offers with Preferred Securities at prevailing rates on the date hereof), after taxes. Further, assuming (x) 50% of the Shares are tendered in the Offers, (and that holders of 100% of CPL's Money Market Preferred Series, Auction Rate Preferred Series A and Auction Rate Preferred Series B and 30% of the outstanding preferred stock of all other series of the Operating Subsidiaries vote in favor of the Proposed Amendment resulting in approval of and adoption of such amendment), (y) refinancing of Shares acquired and paid for pursuant to the Offers with tax deductible Preferred Securities (and assuming such rates do not change throughout the period), and (z) a discount rate equal to the Operating Subsidiaries' after-tax weighted average cost of capital, CSW anticipates that the proposed transactions may yield total after-tax, present value cash savings totalling approximately $21.7 million over the next 30 years, net of cash expenditures incurred in respect of the Offers and Proxy Solicitation. The total present value cash savings of approximately $21.7 million consists of approximately (i) $19.6 million in savings for CPL,
(ii) $0.2 million in savings for PSO, (iii) $1.6 million in savings for SWEPCO and (iv) $0.3 million in savings for WTU. A higher success rate for the Offers potentially could generate even greater cash savings. The preceding assumptions also assume CPL's 8.72% Series and 7.12% Series Preferred Securities will no longer be outstanding at the time of the CPL Proxy Solicitation.

         As stated above in Item 1.B.1, if the Offer and Proxy Solicitation do not result in the Proposed Amendments being adopted, as promptly as practicable after completion of the Proxy Solicitation, each Operating Subsidiary may call another special meeting of its common and preferred stockholders and solicit proxies to obtain the requisite two-thirds affirmative vote of preferred stock to approve and adopt the Proposed Amendments and CSW may make open market purchases of the Shares in connection therewith. CSW has advised the Operating Subsidiaries that it would vote any Shares previously acquired by it pursuant to the Offers or otherwise (together with all of its shares of common stock) in favor of the Proposed Amendments. By contrast, if the Operating Subsidiaries, rather than CSW, had acquired Shares pursuant to the Offers, upon acquisition thereof by the Operating Subsidiaries any such Shares would be deemed treasury shares under Delaware, Oklahoma and Texas law and, as such, the Operating Subsidiaries would be precluded from voting those Shares under any circumstances.

             C.    Issuance of Tax Deductible Securities

             CSW and/or the Operating Subsidiaries propose to issue Preferred Securities similar to the preferred securities currently in the marketplace for the purpose of retiring outstanding first mortgage bonds, for the purpose of retiring or replacing outstanding preferred stock, or any combination thereof, for the payment of outstanding short-term borrowings and for other general corporate purposes. In order to effectuate the issuance of Preferred Securities, CSW and the Operating Subsidiaries propose to issue and sell from time to time in one or more series, directly, or indirectly through a special purpose financing subsidiary or affiliate of CSW or an Operating Subsidiary established for that purpose, Junior Subordinated Debentures (the "Debentures") and/or Preferred Securities. Each series of Debentures and Preferred Securities will mature in not more than 49 years.

             1.  Debentures

              CSW and/or the Operating Subsidiaries propose to issue and sell the Debentures and Preferred Securities (as hereinafter defined) indirectly through an SPE (as hereinafter defined) to the public through December 31, 2001 in aggregate principal amounts up to the following: $500,000,000 for CSW; $350,000,000 for CPL; $100,000,000 for PSO; $150,000,000 for SWEPCO; and
$80,000,000 for WTU. Each such amount is herein referred to as an "Offering Limit". If Debentures
                                       18
are issued to the public, the Debentures are expected to be sold through negotiation with underwriters, agents or other entities. The Debentures will be offered for sale at an initial public offering price resulting in a yield to maturity which is not expected to exceed by more than 3.0% the yield to maturity on United States Treasury bonds of similar maturity at the time of pricing of the Debentures. The commission payable to agents or underwriters will not exceed 3.5% of the principal amount of the Debentures sold. CSW and the Operating Subsidiaries request that the Commission reserve jurisdiction over the issuance and sale of Debentures and/or Preferred Securities by CSW.

             CSW and each Operating Subsidiary may have the right to defer payment of interest on the Debentures for up to five years. However, CSW or an Operating Subsidiary may not declare and pay dividends (except in common stock) on its outstanding preferred or common stock if interest payments are so deferred. The payment of principal, premium and interest on the Debentures will be subordinated in right of payment to the prior payment in full of senior indebtedness. CSW and each Operating Subsidiary will agree to specific redemption provisions, if any, at the time of the pricing of the Debentures. Additionally, CSW and each Operating Subsidiary may have the option to extend the maturity up to 49 years if the original maturity is less than 49 years and certain other conditions are met.

             The Debentures will be issued under Indentures to be entered into between CSW or the respective Operating Subsidiary and a Trustee thereunder (each, an "Indenture"), as may be supplemented and amended by one or more supplemental indentures (each, a "Supplemental Indenture"). Copies of the forms of Indenture and Supplemental Indenture for Debentures proposed to be utilized by CSW and each Operating Subsidiary for one or more series of the Debentures (except for provisions such as interest rate, maturity, redemption terms and certain administrative matters) are attached hereto as Exhibits 8 and 9, respectively. Such forms of Indenture and Supplemental Indenture contain a more complete description of the terms of the Debentures.

             2.  Preferred Securities

             If CSW or any Operating Subsidiary determines that it is not advisable to sell the Debentures directly to the public, it may organize a separate special purpose entity (each, an "SPE") as either (i) a statutory business or other form of trust under the Delaware Business Trust Act or another similar statute ("Trust"), (ii) a limited liability company under the Delaware Limited Liability Company Act or another similar statute ("LLC") or (iii) a limited partnership under the Delaware Revised Uniform Limited Partnership Act or another similar statute ("LP").

             In the event that CSW or any Operating Subsidiary organizes an SPE as an LLC, CSW or such Operating Subsidiary may also organize a second special purpose wholly-owned subsidiary ("Investment Sub"), for the purpose of acquiring and holding SPE membership interests so as to comply with the requirement under any applicable LLC Act that an LLC have at least two members.

             In the event that CSW or any Operating Subsidiary organizes its SPE as an LP, CSW or such Operating Subsidiary may also organize an Investment Sub for the purpose of acting, or may itself act, as the general partner of such SPE and may acquire, either directly or indirectly through such Investment Sub, a limited partnership interest in such SPE to ensure that such SPE will at all times have a limited partner to the extent required by applicable law.

             The respective SPEs may then issue and sell at any time or from time to time in one or more series through December 31, 2001 (i) limited partnership interests if the SPE is an LP, (ii) preferred membership interests if the SPE is an LLC, or (iii) senior trust certificates or preferred interests if the SPE is a Trust (collectively, the "Preferred Securities"), in amounts up to the Offering Limit for CSW or each Operating Subsidiary. The Preferred Securities will have aggregate par or stated value or liquidation preference not exceeding the Offering Limit, with a par or stated value or liquidation preference of up to $1,000 per security.

             CSW and each Operating Subsidiary and/or their respective Investment Subs will acquire all of the general partnership interests or common membership interests, as the case may be, or will become the grantors and holders of the junior trust certificates, of the SPE in an amount not to exceed 10% of the total equity capitalization or deposits from time to time of such SPE (the aggregate of such investment or deposits by CSW or an Operating Subsidiary and its Investment Sub being herein referred to in each case as the "Equity Contribution"). CSW and each Operating Subsidiary may issue and sell to their respective SPE the Debentures, at any time or from time to time, in one or more series, and such SPE will apply both the Equity Contribution made to it and the proceeds from the sale of Preferred Securities by it from time to time to purchase Debentures of CSW and/or such Operating Subsidiary. CSW and/or the Operating Subsidiaries may sell Debentures to and utilize the same SPE to issue Preferred Securities. The payment rate, terms, redemption and other similar provisions of the Preferred Securities will correspond to those of the Debentures purchased from CSW and/or the Operating Subsidiaries, as the case may be.

             In order for the SPE to sell Preferred Securities up to the maximum Offering Limit, CSW or an Operating Subsidiary will be required to issue Debentures to such SPE in an amount equal to the maximum Offering Limit plus the total Equity Contribution. CSW or the Operating Subsidiary selling such Debentures to an SPE may or may not be the owner of the general partnership interests or common member interests or the grantor or holder of the junior trust certificates of such SPE. For example, CSW may own the common membership interests of an SPE that purchases Debentures from WTU and PSO.

             CSW or the Operating Subsidiary may redeem the Debentures held by an SPE which is required to redeem the related series of Preferred Securities at a price equal to their par or stated value or liquidation preference, as the case may be, plus any accrued and unpaid dividends or distributions, upon the occurrence of certain events, including the following: (i) the withholding or deducting of certain amounts by the SPE in connection with distributions or other payments or if the SPE may become subject to federal income tax with respect to interest received on the Debentures issued to such SPE; or (ii) it is determined that there is a risk that the interest payments by CSW or such Operating Subsidiary on its Debentures are not deductible by CSW or the Operating Subsidiary for income tax purposes; or (iii) the SPE becomes subject to regulation as an "investment company" under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Preferred Securities of any series may also be subject to mandatory redemption upon the occurrence of certain events. CSW and each Operating Subsidiary also may have the right in certain cases to exchange the Preferred Securities of their respective SPE for the related Debentures of CSW or such Operating Subsidiary.

             3.  Guarantees

             CSW and each Operating Subsidiary may also guarantee (individually, a "Guarantee" and collectively, the "Guarantees") (i) the payment of dividends or distributions on the Preferred Securities of their respective SPE if and only to the extent such SPE has declared dividends or distributions out of funds legally available therefor; (ii) payments to the holder of Preferred Securities of amounts due upon liquidation of such SPE or redemption of the Preferred Securities; and/or (iii) payments of certain additional amounts that may be payable in respect of such Preferred Securities.

             4.  Taxation

             It is expected that for Federal income tax purposes CSW's and each Operating Subsidiary's interest payments on the Debentures issued by them will be deductible and that their respective SPEs will be treated for tax purposes as a grantor trust if organized as a trust or a partnership if organized as an LP or LLC. Consequently, the SPEs will not be subject to Federal income tax as entities. Holders of the Preferred Securities, CSW and each Operating Subsidiary (and its respective Investment Sub), will be deemed to have received either payments in respect of the Debentures or partnership distributions from their respective SPE and will not be entitled to any "dividends received deductions" under the Internal Revenue Code.

             In the event that any SPE is required to withhold or deduct certain amounts in connection with dividends, distributions or other payments, the SPE may have the obligation to "gross up" such payments so that the holders of the Preferred Securities issued by such SPE will receive the same payment after withholding or deduction as they would have received if no withholding or deduction were required. CSW or the related Operating Subsidiary would be required to make corresponding payments under the Debentures that would provide SPE with sufficient funds to make the additional payment.

             If any SPE is required to pay taxes with respect to income derived from interest payments on the Debentures issued to it, CSW or the related Operating Subsidiary may be required to pay such additional interest on the Debentures as shall be necessary in order that net amounts received and retained by such SPE, after the payment of such taxes, shall result in the SPEs having such funds as it would have had in the absence of such payment of taxes.

             5.  Liquidation, Dissolution or Winding Up

             In the event of any voluntary or involuntary liquidation, dissolution or winding up of any SPE, the holders of the Preferred Securities of such SPE will be entitled to receive, out of the assets of such SPE available for distribution to its members, partners or certificate holders, before any distribution of assets to the common membership interest holders, general partner, grantor or junior trust certificate holder of such SPE, an amount equal to the par or stated value or liquidation preference of such Preferred Securities plus any accrued and unpaid dividends or distributions.

             6.  Constituent Instruments

             The constituent instruments of each SPE, including its Trust Agreement, Limited Liability Company Agreement or Limited Partnership Agreement, as the case may be, will provide, among other things, that such SPE's activities will be limited to (i) the issuance and sale of Preferred Securities from time to time, (ii) the lending to CSW, an Operating Subsidiary or an Investment Sub of (a) the proceeds thereof and (b) the Equity Contribution to such SPE, and (iii) certain other related activities. Accordingly it is proposed that no SPE's constituent instruments include any interest or dividend coverage or capitalization ratio restrictions on its ability to issue and sell Preferred Securities because each such issuance will be supported by CSW or an Operating Subsidiary Debenture and Guarantee and such restrictions would therefore not be relevant or necessary for any SPE to maintain an appropriate capital structure.

             Each SPE's constituent instruments will further state that its common membership interests, general partnership interests or junior trust certificates are not transferable (except to certain permitted successors), that its business and affairs will be managed and controlled by CSW or the respective Operating Subsidiary and/or their respective Investment Sub (or permitted successor), and that CSW or such Operating Subsidiary (or permitted successor) will pay all expenses of its SPE.

             7.  Benefits of Financing Program

             CSW and the Operating Subsidiaries believe that the proposed financing programs will provide substantial benefits over traditional perpetual preferred stock issuances. While CSW and the Operating Subsidiaries expect that a new issue of the Debentures will carry a somewhat higher interest rate than the dividend on a new issue of perpetual preferred stock, the fact that the interest or dividend payments are tax deductible will mean increased cash flow and net income and then ultimately lower cost of service. Moreover, CSW and the Operating Subsidiaries have been informed by investment bankers that the market for securities comparable to the Debentures or Preferred Securities currently is the dominant market, thus affording potential benefits in the form of more competitive pricing.

             Cost savings for issuing Debentures or Preferred Securities in place of traditional perpetual preferred stock are significant. CSW and each Operating Subsidiary could currently issue Debentures or Preferred Securities with a coupon rate ranging from approximately 8.00% to 8.25%. This translates to an after tax cost of approximately 5.20% to 5.36%, assuming a 35% tax rate. This compares to an approximate current coupon rate for traditional perpetual preferred stock ranging from 6.875% to 7.125% which is not tax deductible.

             The Debentures, if issued to the public, would be classified in the debt capitalization section as subordinated debt on CSW's and the Operating Subsidiaries' balance sheets. The Debentures, if issued to the SPE, will not appear on CSW's or the Operating Subsidiaries' balance sheets since they are inter-company obligations. The Preferred Securities would be carried in the non-debt capitalization section of CSW's and the respective Operating Subsidiary's consolidated balance sheets as "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary SPE Holding Solely Parent Junior Subordinated Debentures". In the event that CSW or an Operating Subsidiary sells Debentures to an SPE that it does not own the general partnership interests or common membership interests of or is not the grantor or holder of the junior trust certificates of, the Debentures would be classified in the debt capitalization section as subordinated debt on CSW's or the Operating Subsidiary's balance sheet and the preferred securities would be carried in the non-debt capitalization section of the balance sheet as "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary SPE Holding Solely Parent Junior Subordinated Debentures" for the owner of the SPE.

             CSW and each Operating Subsidiary requests authority to enter into negotiations with underwriters with respect to the interest rate, redemption provisions and other terms and conditions applicable to the Debentures and/or Preferred Securities and to set the terms of the Debentures and Preferred Securities subject to the receipt of an order under the Act if an order has not been issued when CSW the Operating Subsidiary or SPE enters into an Underwriting Agreement.

             8.  Use of Proceeds

             Each Operating Subsidiary, individually, expects to apply the net proceeds of the Debentures to finance the replacement or retirement, through redemption, repurchase or otherwise, of one or more series of outstanding first mortgage bonds or preferred stock at the Operating Subsidiaries, or any combination thereof (collectively, the "Old Securities"), for the payment of outstanding short-term borrowings and for other general corporate purposes. CSW expects to apply the net proceeds of the Debentures to lend or make equity contributions to the Operating Subsidiaries, for the payment of outstanding short-term borrowings and for other general corporate purposes. At December 31, 1996, CSW, CPL, PSO, SWEPCO and WTU had short-term debt of approximately $171 million, $44 million, $59 million, $70 million and $29 million, respectively. All of the series of preferred stock for CPL, PSO, SWEPCO and WTU are currently callable at prices ranging from 109% to 100%. Construction costs for CPL, PSO, SWEPCO and WTU during 1996 (inclusive of allowance for funds used during construction) were $139 million, $85 million, $95 million and $44 million, respectively. The SPE, if any, will use all the proceeds from any sale of Preferred Securities and Equity Contribution to purchase a corresponding amount of Debentures.

             If Debentures are issued by CSW, CSW requests authority to lend or make equity contributions of the proceeds to the Operating Subsidiaries. The Operating Subsidiaries would evidence such loans or equity contributions by the issuance of notes, preferred stock and/or common stock to CSW. Such notes and preferred stock would have substantially the same terms as the Debentures issued by CSW.

             9.  Compliance with Rule 54

           No proceeds from the sale of the Debentures will be used by CSW or any subsidiary thereof for the direct or indirect acquisition of an interest in an exempt wholesale generator, as defined in Section 32 of the Act ("EWG"), or a foreign utility company, as defined in Section 33 of the Act

("FUCO"). Rule 54 promulgated under the Act states that in determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an EWG or a FUCO, or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or a FUCO upon the registered holding company system if Rule 53(a), (b) and (c) are satisfied. As set forth below, all applicable conditions set forth in Rule 53(a) are, and, assuming the consummation of the transactions proposed herein, will be, satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein thereby satisfying such provision and making Rule 53(c) inapplicable.

           CSW's "aggregate investment" (as defined under Rule 53(a) of the Act) in EWGs and FUCOs as of March 31, 1997 was approximately $890.1 million, or approximately 46% of CSW's "consolidated retained earnings" as of September 30, 1996. CSW thus satisfies Rule 53(a)(1). CSW will maintain and make available the books and records required by Rule 53(a)(2). No more than 2% of the employees of the Operating Subsidiaries will, at any one time, directly or indirectly, render services to an EWG or FUCO in which CSW directly or indirectly owns an interest, satisfying Rule 53(a)(3). And lastly, CSW will submit a copy of Item 9 and Exhibits G and H of CSW's Form U5S to each of the public service commissions having jurisdiction over the retail rates of CSW's operating utility subsidiaries, satisfying Rule 53(a)(4).

             D.  Managing Interest Rates

             In addition, CSW and the Operating Subsidiaries request authority to manage interest rate risk, as appropriate, through the use of hedging products, including interest rate swaps, forward swaps and caps and collars. CSW and the Operating Subsidiaries request authority to enter into the foregoing types of transactions from time to time in connection with the issuance of Debentures and Preferred Securities.

          In order for CSW or an Operating Subsidiary to enter into any hedging products associated with the Preferred Securities or Debentures, the corporate finance staff of CSW must analyze the different products available and the economics, benefits and risks associated with those products. The Director, Finance of CSW will then make a recommendation to the Treasurer of CSW or an Operating Subsidiary, or to the Chief Financial Officer of CSW. Before any hedging transaction associated with the Preferred Securities or Debentures can be entered into, the Treasurer of CSW or an Operating Subsidiary, or the Chief Financial Officer of CSW must give approval for such transaction.


          CSW and the Operating Subsidiaries could use the interest rate swap market to hedge against changes in the interest rates of variable rate Debentures by entering into a fixed-for-floating swap arrangement (CSW and/or the Operating Subsidiaries pay a fixed rate to a counterparty and receive, in return, a floating rate). In addition, CSW and the Operating Subsidiaries may be able to realize a lower all-in rate in the synthetic fixed market than in the natural cash fixed market. A synthetic fixed rate issuance is achieved by issuing variable rate securities and simultaneously entering into a fixed-for-floating interest rate swap. The variable rate amounts received by CSW and/or the Operating Subsidiaries on the swap are used to pay the variable rate interest on the Debentures, thereby leaving CSW and/or the Operating Subsidiaries with a fixed rate payment. A natural cash fixed rate issuance is achieved by simply issuing fixed rate securities.

          CSW and the Operating Subsidiaries may also issue fixed rate Debentures and then seek to effectively lower its interest costs on such Debentures by entering into a floating-for-fixed interest rate swap arrangement (CSW and/or the Operating Subsidiaries pay a floating rate to a counterparty and receive, in return, a fixed rate). In this manner, CSW and/or the Operating Subsidiaries would hope to take advantage of interest cost savings associated with short-term interest rates. The floating rate payable by CSW and/or the Operating Subsidiaries would be based upon a market index, such as LIBOR (London Interbank Deposit Offered Rate), Federal Funds, reserve-adjusted certificate of
                                       28
deposit or commercial paper rates.

          CSW and the Operating Subsidiaries may be required to pay a margin in additions to such floating rate, which margin shall not be greater than 5%. In such event, the fixed interest rate payable by the counterparty would include the amount of such margin.

             None of the interest rate swaps would be "leveraged". This means that changes in interest payments or receipts under any interest rate swap due to changes in the floating rate index used in the swap will not exceed the product of the change in such index and the notional amount of that swap. In no event would the aggregate notional amount of the interest rate swaps, at any one time, exceed the respective Offering Limits for CSW and the Operating Subsidiaries.
             The interest rate swaps mentioned above may also be forward swaps, whereby a swap agreement is entered into but the exchange of fixed and floating payments does not begin until a future date, which is generally the call date on outstanding Debentures.

             CSW and the Operating Subsidiaries will only enter into swaps permitting termination at the option of CSW and/or the Operating Subsidiaries and CSW and/or the Operating Subsidiaries would exercise any such option for a corresponding notional amount upon the redemption, reacquisition or maturation of the corresponding Debentures. CSW's and/or the Operating Subsidiaries' termination of its obligations under an interest rate swap agreement may require CSW and/or the Operating Subsidiaries to pay an additional amount under the terms of the swap agreement, which may be substantial depending upon market conditions at the time of the termination.

             In order to obtain flexibility in the event that market conditions with respect to interest rates change after CSW and/or the Operating Subsidiaries have entered into an interest rate swap agreement as described herein, CSW and the Operating Subsidiaries also request authorization to enter into reverse (or offsetting) interest rate swap agreements, or other contractual arrangements, in order to limit the impact of anticipated movements in interest rates or offset the effect of existing interest rate swap agreements.

             If CSW and the Operating Subsidiaries issue variable rate Debentures, they propose to manage interest rate risk through the use of interest rate caps ("Caps") and interest rate collars ("Collars"). CSW and the Operating Subsidiaries therefore request authority from time to time during the life of the Debentures to purchase Caps and Collars in respect of outstanding Debentures. Caps and Collars are designed to mitigate and/or transfer interest rate risk and, from CSW's and the Operating Subsidiaries' perspective, are not for speculative purposes. CSW and/or the Operating Subsidiaries may elect to purchase a Cap to limit its exposure to rising interest rates. CSW and/or the Operating Subsidiaries may also elect to enter into a Collar, which consists of purchasing a Cap together with the sale of an interest rate floor ("Floor"). CSW and the Operating Subsidiaries will only sell a Floor if it is part of a Collar.

          The parties to a Cap agree upon a set interest rate, or "strike rate" that will apply to series of Debentures. If the interest rate on the capped Debentures exceeds the strike rate during the term of the Cap, the Cap provider pays to CSW and/or the Operating Subsidiaries the difference between the strike rate and the actual interest rate of the Debentures. CSW and/or the Operating Subsidiaries, however, continue to make interest payments on the Debentures at the actual interest rate.

             A Floor is essentially the opposite of a Cap. As with a Cap, the parties to a Floor agree on a strike rate. When the actual interest rate on the Debentures subject to a Floor falls below the Floor strike rate, CSW and/or the Operating Subsidiaries must pay to the Floor provider the difference between the actual interest rate and the Floor strike rate. CSW and/or the Operating Subsidiaries would continue to make interest payments on the Debentures at the actual interest rate.

             Caps and Collars are purchased from a Cap or Collar "provider", at a purchase price based on a percentage of the aggregate principal amount of the Debentures to be capped or collared. The cost of a Cap or a collar is determined by reference to prevailing interest rates, the proposed duration of the Cap or Collar and the proposed Cap and Floor strike rates. The longer the duration of a Cap or

Collar, the higher the price. The lower the Cap strike rate, the more expensive the Cap is and the higher the Floor strike rate, the greater the offset from the Cap price. The maximum CSW and/or the Operating Subsidiaries would spend on a ten year Cap would be 10% of the aggregate principal amount of the Debentures then outstanding, and the actual cost would be expected to be less than 10%.

             Caps and Collars are designed to mitigate interest rate risk and do not expose CSW and the Operating Companies to financial or other risks. If the actual interest rate on the Debentures does not exceed the Cap strike rate at any time during the term of the Cap, then CSW and/or the Operating Subsidiaries will neither benefit from nor be exposed to risk by the Cap or Collar. If the actual interest rate falls below and remains below the Floor strike rate, CSW and/or the Operating Subsidiaries will be required to pay interest at the Floor strike rate. Also, CSW and the Operating Subsidiaries are subject to the credit risk on the Cap provider's ability to make payments on the Cap.

             While Caps and Collars purchased for the Debentures may remain outstanding when the underlying Debentures are retired, CSW and/or the Operating Subsidiaries propose to terminate any Caps or Collars upon retirement of the corresponding Debentures. If CSW and/or the Operating Subsidiaries wish to terminate a Cap or Collar when interest rates on the Debentures are between the Floor strike rate and Cap strike rate, they would receive a portion of the original cost of the Cap or Collar in return, or receive nothing, depending on interest rates and the remaining term of the Cap or Collar. If CSW and/or the Operating Subsidiaries seek to terminate a Collar when the actual interest rate is below the Floor strike rate, CSW and/or the Operating Subsidiaries may be required to pay a termination fee based upon the value of the Collar to the Floor provider at the time.

             Under Rule 24 of the Act, within 45 days after the end of each quarter in which CSW and/or the Operating Subsidiaries have outstanding any Caps or Collars as described herein relating to the Debentures, CSW and/or the Operating Subsidiaries shall file a certificate with the Commission disclosing the following information with respect to each such Cap or Collar:
(a) the transaction date, (b) the type of transaction (either a Cap or Collar),
(c) the notional amount, (d) the name of the counterparty and (e) a description of the material terms, including the maturity or termination date and the Cap and/or Floor strike rates. Such certificate shall also disclose the market value of all open Cap or Collar positions at the end of each quarter and any gains or losses realized from the liquidation of any Cap or Collar positions during such quarter.

             E.  Repurchase of Old Securities

             The Operating Subsidiaries may also acquire any or all of one or more series of the Old Securities from time to time through December 31, 2001 in open market and negotiated transactions. Any such acquisitions will be made with internally generated funds or short-term borrowings. Acquisitions would only be made if the Operating Subsidiary determined that it would be in the best interest of the Operating Subsidiary to do so based on, among other things, the interest rate or dividends payable on the securities, the Operating Subsidiary's financing plans and capital structure and the Operating Subsidiary's then current cash position. The Operating Subsidiary may make purchases of Old Securities in light of opportunities which arise to make such purchases at a time when the respective Operating Subsidiary is not engaged in a refinancing or to purchase Old Securities which are not redeemable pursuant to terms of an indenture.

             F.    Tender Offer for the Old Securities

             If an Operating Subsidiary determines to acquire some or all of the Old Securities, it may do so through a tender offer (the "Tender Offer") to the holders of the Old Securities to purchase all or a portion of one or more series of the Old Securities for cash. The Tender Offer may be conditioned upon receipt of a certain percentage of the outstanding Old Securities. The Tender Offer price would be based on a number of factors, including the coupon rate or dividend payable on the Old Securities, the date of expiration of the refunding protection of the Old Securities (on which date the Operating Subsidiary, depending on the prevailing interest rates, may be presumed to redeem the Old Securities), the redemption price on such expiration date and the then current market rates for similar securities, all of which are relevant to the decision of an informed holder of the Old Securities as to whether to hold or sell the Old Securities. A holder of an Old Security may be offered a fixed price for their Old Securities, or the Tender Offer may be a "fixed spread" offer pursuant to which the Operating Subsidiary will offer a price based upon a fixed spread over comparable treasuries. The Tender Offer will be conducted in accordance with standard market practice, i.e., the length of time the offer will be held open, the method of solicitation, etc., at the time of the Tender Offer. The Operating Subsidiary may commence a Tender Offer to holders of Old Securities prior to the receipt of an order under the Act, provided that completion of the Tender Offer is subject to receipt of an order.

             Each Operating Subsidiary proposes to retain an investment banking firm (to be chosen) experienced in such matters to act as the Operating Subsidiary's tender agent and dealer manager for any Tender Offer. The dealer manager will act as the Operating Subsidiary's agent in disseminating the Tender Offer and receiving responses thereto. As a dealer manager, the investment banking firm will not itself become obligated to purchase or sell any of the Old Securities. The dealer manager's fee will be determined following negotiation and investigation of fees in similar transactions and will include reasonable out-of-pocket expenses and attorney's fees. It is anticipated that the Operating Subsidiary will be required, as is customary, to indemnify the dealer manager for certain liabilities. The Operating Subsidiary may also retain a depositary to hold the tendered Old Securities pending the purchase thereof and/or an information agent to assist in the Tender Offer. In the event that an agreement with any of the aforementioned parties is negotiated, the Operating Subsidiary will file by amendment drafts of the dealer manager agreement, depositary agreement and/or information agent agreement.

Item 2.      Fees, Commissions and Expenses.

             Assuming an issue of one series of Debentures, Preferred Securities and Guarantees for CSW and each Operating Subsidiary, other than the Cash Payments and the applicable Purchase Prices described in Item 1, an estimate of the fees and expenses, other than underwriting discounts and commissions, to be paid or incurred by CSW and the Operating Subsidiaries in connection with the proposed transactions is set forth below:



                                               CSW                CPL              PSO            SWEPCO            WTU

Holding Company Act                               *                *                *                *               *
filing fees
Securities Act                                151,516            106,061          30,304           45,455          24,243
 Registration fees
Printing                                       20,000             20,000          20,000           20,000          20,000
Fees of Trustees                               10,000             10,000          10,000           10,000          10,000
Fees of Rating Agencies                        50,000             30,000          15,000           20,000          10,000
Blue Sky Fees and Expenses                      1,250              1,250           1,250            1,250           1,250
Expenses of Central and                         3,000              3,000           3,000            3,000           3,000
  South West Services, Inc.
Outside Counsel Fees:
  Proxy Solicitation and Offer                150,000             50,000          50,000           50,000          50,000
  Each Offering                                80,000             80,000          80,000           80,000          80,000
Information Agent                              15,000             15,000          15,000           15,000          15,000
Dealer Manager Fees                               N/A            233,750          49,475          125,000          15,000
Depositary Fees                                75,000                N/A             N/A              N/A             N/A
Broker/Dealer Fees                                N/A            701,250         148,425          375,000          45,000
Miscellaneous                                   4,234              4,689           2,546            5,295           1,507
                                                -----              -----           -----            -----           -----

     Total                                    560,000          1,255,000         422,454          750,000         275,000
                                              -------          ---------         -------          -------


----------------------
     * A $2,000 fee has been paid with respect to the filing requirement under the Act. The fees and expenses include those charges incurred for the services of Central and South West Services, Inc. ("CSWS"), an affiliated service company of CSW operating pursuant to Section 13 of the Act and the rules thereunder. The services of CSWS will consist principally of services performed by the Treasury Department and the Accounting Department. Item 3.
Applicable  Statutory Provisions.

         Section 12(e) of the Act and Rules 62 and 65 thereunder are applicable to the Proxy Solicitation. Section 12(e) and Rule 65 are, and Section 6(a)(2) may be, deemed applicable to Cash Payments. Section 6(a)(2) is applicable to the Proposed Amendments. Sections 9(a) and 10 and Rule 51 are applicable to the acquisition by CSW of Shares pursuant to the Offer; CSW hereby represents that the conditions of Rule 51 will be satisfied in respect of the acquisition by CSW of Shares pursuant to the Offer. Sections 9(a), 10 and 12(c) are applicable to the reacquisition by the Operating Subsidiaries of the Shares tendered to CSW pursuant to the Offer. Rule 42 of the Act may also be deemed applicable to the reacquisition.

         Sections 6(a) and 7 of the Act are applicable to the issuance of the Debentures and Guarantees by each Operating Subsidiary. Sections 9(a), 10 and 12(b) of the Act and Rule 45 under the Act are or may be applicable to the acquisition by each Operating Subsidiary of shares of capital stock, membership interests, partnership interests or trust certificates of its SPE and any shares of the capital stock of its respective Investment Sub, the acquisition by each Operating Subsidiary's respective Investment Sub of shares of the capital stock, membership interests, partnership interests or trust certificates of the SPE, and the acquisition by the SPE of the Debentures and Guarantees. Sections 6(a) and 7 of the Act are applicable to the issue and sale of the Preferred Securities by each SPE. Rule 54 is also applicable to the proposed transactions. To the extent that the Commission determines that any other provision of the Act or rule thereunder is applicable to the proposed transactions, CSW and the Operating Subsidiaries request an order or orders thereunder.

          The Commission has previously approved registered holding company solicitations of consents from preferred stockholders to eliminate charter restrictions on unsecured debt as well as the payment of monetary consideration in connection with the consent of security holders. See, e.g., Cinergy Corp., et. al., 62 S.E.C. 2212 (1996), HCAR No. 26569; Alabama Power Company, 57 S.E.C. 1448 (1994), HCAR No. 26118; The Cincinnati Gas and Electric Company, 60 S.E.C. 829 (1995), HCAR No.
                                       35

26381; and Middle South Utilities, Inc., et.al., 39 S.E.C. 629 (1987), HCAR No. 24482. Under the standards of the Act, the Commission's test in reviewing alterations of the rights of preferred stockholders is fairness and equity. See, e.g., Commonwealth & Southern Corporation, 25 S.E.C. 505 (1947), HCAR No. 7337. In the present instance, each preferred stockholder of the Operating Subsidiaries has available to it a range of options in connection with the proposal to abolish the 20% and 10% Provisions, including in certain circumstances the ability to tender Shares and (if the proposed Amendment is adopted) receive payment at a premium price above market. In addition, preferred stockholders who do not wish to participate in the Offer may retain their shares, vote in favor of the Proposed Amendment, and, if it is adopted, receive a special cash payment. This "option package" which may be granted to each and every Operating Subsidiary preferred stockholder in connection with the transactions clearly is fair and equitable under the circumstances.

Item 4.  Regulatory Approval.

         The issuance of Debentures by PSO will have been authorized by the Corporation Commission of the State of Oklahoma prior to any issuance of Debentures by PSO.

         No other state regulatory authority and no federal regulatory authority, other than the Commission, has jurisdiction over the proposed transactions.

         The Operating Subsidiaries consider that the SPE will be exempt from regulation under the Investment Company Act of 1940, as amended, pursuant to the "finance company" exemption afforded by Rule 3a-5 or the Rule 3a-7 exemption under such Act.

Item 5. Procedure.

         CSW and the Operating Subsidiaries request that the Commission release jurisdiction over the matters reserved by the Commission in HCAR No. 26687 (March 17, 1997) ("Proxy Order") <F1>and issue a supplemental order to this application-declaration, as amended, not later than April 9, 1997, but continue to reserve jurisdiction over the proposal for (a) CSW to issue and sell Debentures and/or Preferred Securities through December 31, 2001; (b) CSW to guarantee the payment of dividends and distributions and other payments in respect of Preferred Securities; (c) CSW and the Operators Subsidiaries to enter into hedging products in connection with the issuance of Debentures and/or Preferred Securities; and (d) CSW to invest in financing entities through which CSW intends to issue and sell Preferred Securities and related transactions, pending completion of the record.


________________

      <F1>   In  the  Proxy  Oder,  the  Commission  authorized  the  Operating
      Subsidiaries, pursuant to rule 62(d), to solicit proxies from their shareholders to approve amendments to their respective Articles. The Commission also reserved jurisdiction over the proposal for (a) CSW to acquire shares of preferred stock of the Operating Subsidiaries pursuant to a cash tender offer; (b) the Operating Subsidiaries to purchase shares of their respective preferred stock sold to CSW pursuant to a cash tender offer; (c) CSW and the Operating Subsidiaries to issue and sell Debentures and/or Preferred Securities through December 31, 2001; (d) CSW and the Operating Subsidiaries to guarantee the payment of dividends and distributions and other payments in respect of Preferred Securities; (e) CSW and the Operating Subsidiaries to enter into interst rate management instruments in connection with the issuance of Debentures and/or Preferred Securities; and (f) CSW and the Operating Subsidiaries to invest in financing entities through which CSW and the Operating Subsidiaries intend to issue and sell Preferred Securities and related transactions, pending completion of the record.

Item 6.  Exhibits and Financial Statements.

         Exhibit    1(a) - Restated Articles of Incorporation, as
                           amended, of CPL (incorporated herein by reference to Exhibit 4(a) to CPL's Registration Statement No. 33-4897, Exhibits 5 and 7 to Form U-1, File No. 70-7171, Exhibits 5, 8.1, 8.2 and 19 to Form U-1,
                           File No. 70-7472 and CPL's Form 10-Q for the quarterly period ended September 30, 1992, ITEM 6,
                           Exhibit 1).

         Exhibit    1(b) - Restated Certificate of Incorporation of PSO
                           (incorporated herein by reference to Exhibit 3 to PSO's 1987 Form 10-K, File No. 0-343).

         Exhibit    1(c) - Restated Certificate of Incorporation, as
                           amended, of SWEPCO (incorporated herein by reference to Exhibit 3 to SWEPCO's 1980 Form 10-K, File No. 1-3146, Exhibit 2 to Form U-1, File No. 70-6819,
                           Exhibit 3 to Form U-1, File No. 70-6924 and Exhibit 4 to Form U-1, File
                           No. 70-7360).

         Exhibit    1(d) - Restated Articles of Incorporation, as
                           amended, of WTU (incorporated herein by reference to Exhibit 3(e) 1 to WTU's 1994 Form 10-K, File No. 0-340).

         Exhibit    2(a) - Offer to Purchase and Proxy Statement for
                           SWEPCO, dated March 18, 1997, filed as Exhibit 99(a)(1) to CSW's Issuer Tender Offer Statement on
                           Schedule 13E-4, SWEPCO as Issuer.

         Exhibit    2(b) - Offer to Purchase and Proxy Statement for PSO,
                           dated March 18, 1997, filed as Exhibit 99(a)(1) to CSW's Issuer Tender Offer Statement on Schedule 13E-4, PSO as Issuer.

         Exhibit    2(c) - Offer to Purchase and Proxy Statement for WTU,
                           dated March 18, 1997, filed as Exhibit 99(a)(1) to CSW's Issuer Tender Offer Statement on Schedule 13E-4, WTU as Issuer.

         Exhibit    2(d) - Offer to Purchase for CPL, dated March 18,
                           1997, filed as Exhibit 99(a)(1) to CSW's Issuer Tender Offer Statement on Schedule 13E-4, CPL as Issuer.

         Exhibit    3 -    Notice of Special Meeting (attached as part of
                           Exhibit 2(a) (SWEPCO), 2(b) (PSO), 2(c) (WTU) and 4
                           (CPL)).

         Exhibit    4 -    Form of proxy solicitation materials for CPL
                           (previously filed).

         Exhibit    5(a) - Letters of Transmittal and Proxy for SWEPCO,
                           filed as Exhibit 99(a)(2) to CSW's Issuer Tender Offer Statement on Schedule 13E-4, SWEPCO as Issuer.

         Exhibit    5(b) - Letters of Transmittal and Proxy for PSO,
                           filed as Exhibit 99(a)(2) to CSW's Issuer Tender Offer Statement on Schedule 13E-4, PSO as Issuer.

         Exhibit    5(c) - Letter of Transmittal and Proxy for WTU, filed
                           as Exhibit 99(a)(2) to CSW's Issuer Tender Offer Statement on Schedule 13E-4, WTU as Issuer.

         Exhibit    5(d) - Letters of Transmittal for CPL, filed as
                           Exhibit 99(a)(2) to CSW's Issuer Tender Offer Statement on Schedule 13E-4, CPL as Issuer.

         Exhibit    6(a) - Form of Limited Partnership Agreement of
                           Special Purpose Subsidiary (to be filed with
                           Certificate of Notification).

         Exhibit    6(b) - Form of Trust Agreement of Special Purpose Subsidiary
                           (Incorporated by reference from Registration
                           Statement No. 333-21149, Exhibit 4(g)).

         Exhibit    6(c) - Form of Limited Liability Company Agreement of
                           Special Purpose Subsidiary (to be filed with
                           Certificate of Notification).

         Exhibit    7 -    Form of Action of General Partner (to be filed
                           with Certificate of Notification).

         Exhibit    8 -    Form of Indenture (incorporated by reference from
                           Registration Statement No. 333-21149, Exhibit 4(a)).

         Exhibit    9 -    Form of Supplemental Indenture including Form of
                           Debenture (incorporated by reference from
                           Registration Statement No. 333-21149, Exhibit 4(b) and Exhibit 4(c)).

         Exhibit    10 -   Form of Guarantee (incorporated by reference from
                           Registration Statement No. 333-21149, Exhibit 4(i)).

         Exhibit    11 -   Form of Underwriting Agreement (incorporated by
                           reference from Registration Statement No. 333-21149,
                           Exhibit 1(a) and Exhibit 1(b)).

         Exhibit    12(a)- Registration Statement filed by CSW under the
                           Securities Act of 1933, as amended, relating to the various securities which are the subject hereof (to be filed by amendment).

         Exhibit    12(b)- Registration Statement filed by CPL under the
                           Securities Act of 1933, as amended, relating to the various securities which are the subject hereof (incorporated by reference to Registration Statement No. 333-21149).

         Exhibit    12(c)- Registration Statement filed by PSO under the
                           Securities Act of 1933, as amended, relating to the various securities which are the subject hereof (incorporated by reference to Registration Statement No. 333-21153).

         Exhibit    12(d)- Registration Statement filed by SWEPCO under the
                           Securities Act of 1933, as amended, relating to the various securities which are the subject hereof (incorporated by reference to Registration Statement No. 333-21155).

         Exhibit    12(e)- Registration Statement filed by WTU under the
                           Securities Act of 1933, as amended, relating to the various securities which are the subject hereof (to be with Certificate of Notification).

         Exhibit    13 -   Preliminary Opinion of Milbank, Tweed, Hadley &
                           McCloy, counsel to CSW and the Operating
                           Subsidiaries.

         Exhibit    14 -   Proposed Notice of Proceeding (previously filed).

         Exhibit    15 -   Financial Statements per books and pro forma as
                           of December 31, 1996 of CSW and Operating
                           Subsidiaries.

                           Financial Statements are only submitted with respect to the amount of Preferred Securities for which Registration Statements on Form S-3 are currently on file ($335 million). Financial Statements are not submitted with respect to the additional amount of Preferred Securities ($845 million) for which authorization is herein sought due to (i) the extended period for which authorization is sought and
                           (ii) the impracticality of knowing the type and extent of financing transactions that may occur during such period. However, CSW and the Operating Subsidiaries will furnish any financial information that the Commission shall request.

         Exhibit 16 -      Final or "past tense" opinion of Milbank, Tweed,
                           Hadley & McCloy, Counsel to the Operating
                           Subsidiaries (to be filed with Certificate of Notification).

         Exhibit 17 -      Application to the Corporation Commission of the
                           State of Oklahoma for authority to issue and sell the debentures (to be filed with Certificate of Notification).

         Exhibit 18 -      Order of State Commission referred to in Exhibit 17
                           (to be filed with Certificate of Notification).


Item 7.  Information as to Environmental Effects.

         As described in Item 1, the proposed transactions are of a routine and strictly financial nature in the ordinary course of the respective Operating Subsidiary's business. Accordingly, the Commission's action in this matter will not constitute any major federal action having a significant effect on the human environment. To the best of CSW's and the Operating Subsidiaries' knowledge, no federal agency has prepared or is preparing an environmental impact statement with respect to the proposed transactions.

                                S I G N A T U R E
                                - - - - - - - - -


             Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.

             Dated:  April 9, 1997

                         CENTRAL AND SOUTH WEST CORPORATION


                         By:/s/ Wendy G. Hargus
                                Wendy G. Hargus
                                Treasurer


                         CENTRAL POWER AND LIGHT COMPANY


                         By: /s/ Wendy G. Hargus
                                 Wendy G. Hargus
                                 Treasurer


                         PUBLIC SERVICE COMPANY OF OKLAHOMA


                         By: /s/ Wendy G. Hargus
                                 Wendy G. Hargus
                                 Treasurer


                         SOUTHWESTERN ELECTRIC POWER COMPANY


                         By: /s/ Wendy G. Hargus
                                 Wendy G. Hargus
                                 Treasurer


                          WEST TEXAS UTILITIES COMPANY


                          By: /s/ Wendy G. Hargus
                                  Wendy G. Hargus
                                  Treasurer

                                INDEX OF EXHIBITS

                  The Index of Exhibits is amended as follows:


                                                                TRANSMISSION
NUMBER                          EXHIBITS                           METHOD

      1(a)          Restated Articles of Incorporation, as     Incorporated By
                    amended, of CPL (incorporated herein          Reference
                    by reference to Exhibit 4(a) to CPL's
                    Registration Statement No. 33-4897,
                    Exhibits 5 and 7 to Form U-1, File No.
                    70-7171, Exhibits 5, 8.1, 8.2 and 19 to
                    Form U-1, File No. 70-7472 and CPL's Form
                    10-Q for the quarterly period ended
                    September 30, 1992, ITEM 6, Exhibit 1).

      1(b)          Restated Certificate of Incorporation of   Incorporated By
                    PSO (incorporated herein by reference        Reference
                    to Exhibit 3 to PSO's 1987 Form 10-K,
                    File No. 0-343)

      1(c)          Restated Certificate of Incorporation,     Incorporated By
                    as amended, of SWEPCO (incorporated          Reference
                    herein by reference to Exhibit 3 to
                    SWEPCO's 1980 Form 10-K, File No. 1-3146,
                    Exhibit 2 to Form U-1, File No. 70-6819,
                    Exhibit 3 to Form U-1, File No. 70-6924
                    and Exhibit 4 to Form U-1, File No.
                    70-73660).

      1(d)          Restated Articles of Incorporation,        Incorporated By
                    by reference to Exhibit 3(e) 1 to WTU's      Reference
                    as amended, of WTU (incorporated herein
                    1994 Form 10-K, File No. 0-340).

      2(a)          Offer to Purchase and Proxy Statement        ___________
                    for SWEPCO, dated March 18, 1997, filed
                    as Exhibit 99(a)(1) to CSW's Issuer
                    Tender Offer Statement on Schedule 13E-4,
                    SWEPCO as Issuer.

      2(b)          Offer to Purchase and Proxy Statement for    ___________
                    PSO, dated March 18, 1997, filed as
                    Exhibit 99(a)(1) to CSW's Issuer Tender
                    Offer Statement on Schedule 13E-4, PSO
                    as Issuer.

      2(c)          Offer to Purchase and Proxy Statement        ___________
                    for WTU, dated March 18, 1997, filed
                    as Exhibit 99(a)(1) to CSW's Issuer
                    Tender Offer Statement on Schedule 13E-4,
                    WTU as Issuer.

      2(d)          Offer to Purchase for CPL, dated March 18,   ___________
                    1997, filed as Exhibit 99(a)(1) to CSW's
                    Issuer Tender Offer Statement on
                    Schedule 13E-4, CPL as Issuer.

        3 Notice of Special Meeting (attached as part ___________ of Exhibit 2(a) (SWEPCO), 2(b)(PSO), 2(c)
                    (WTU) and 4 (CPL)).

        4           Form of proxy solicitation material for      ___________
                    CPL (previously filed).

      5(a)          Letters of Transmittal and Proxy for         ___________
                    SWEPCO, filed as Exhibit 99(a)(2) to CSW's
                    Issuer Tender Offer Statement on Schedule
                    13E-4, SWEPCO as Issuer.

      5(b)          Letters of Transmittal and Proxy             ___________
                    for PSO, filed as Exhibit 99(a)(2) to
                    CSW's Issuer Tender Offer Statement
                    on Schedule 13E-4, PSO as Issuer.

      5(c)          Letter of Transmittal and Proxy for WTU,     ___________
                    filed as Exhibit 99(a)(2) to CSW's Issuer
                    Tender Offer Statement on Schedule
                    13E-4, WTU as Issuer.

      5(d)          Letters of Transmittal for CPL, filed        ___________
                    as Exhibit 99(a)(2) to CSW's Issuer Tender
                    Offer Statement on Schedule 13E-4, CPL
                    as Issuer.

      6(a)          Form of Limited Partnership Agreement of     ___________
                    Special Purpose Subsidiary (to be filed
                    with Certificate of Notification).

      6(b)          Form of Trust Agreement of Special         Incorporated By
                    Purpose Subsidiary (Incorporated by           Reference
                    reference from Registration Statement
                    No. 333-21149, Exhibit 4(g)).

      6(c)          Form of Limited Liability Company            ___________
                    Agreement of Special  Purpose Subsidiary
                    (to be filed with Certificate of
                    Notification).

        7           Form of Action of General Partner            ___________
                    (to be filed with Certificate of
                    Notification).

        8           Form of Indenture (incorporated by          Incorporated By
                    reference from  Registration Statement        Reference
                    No. 333-21149, Exhibit 4(a)).

        9           Form of Supplemental Indenture              Incorporated By
                    including Form of Debenture (incorporated     Reference
                    by reference from Registration Statement
                    No. 333-21149, Exhibit 4(b) and
                    Exhibit 4(c)).

       10           Form of Guarantee (incorporated by          Incorporated By
                    reference from Registration Statement         Reference
                    No. 333-21149, Exhibit 4(i)).

       11           Form of Underwriting Agreement              Incorporated By
                    (incorporated by reference from               Reference
                    Registration Statement No. 333-21149,
                    Exhibit 1(a) and Exhibit 1(b)).

      12(a)         Registration Statement filed by CSW          ___________
                    under the Securities Act of 1933, as
                    amended, relating to the various securities which are the subject hereof (to be filed by amendment).

      12(b)         Registration Statement filed by CPL         Incorporated by
                    under the Securities Act of 1933, as          Reference
                    amended, relating to the various securities which are the subject hereof (incorporated by reference to Registration Statement
                    No. 333-21149).

      12(c)         Registration Statement filed by PSO         Incorporated by
                    under the Securities Act of 1933, as          Reference
                    amended, relating to the various securities which are the subject hereof (incorporated by reference to Registration Statement
                    No. 333-21153).

      12(d)         Registration Statement filed by             Incorporated by
                    SWEPCO under the Securities  Act of 1933,     Reference
                    as amended, relating to the various
                    securities which are the subject hereof
                    (incorporated by reference to
                    Registration Statement No. 333-21155).

      12(e)         Registration Statement filed by WTU under    ___________
                    the Securities Act of 1933, as amended,
                    are the subject hereof (to be filed with Certificate of Notification).

       13           Preliminary Opinion of Milbank, Tweed,       Electronic
                    Hadley & McCloy, counsel to CSW and the
                    Operating Subsidiaries.

       14           Proposed Notice of Proceeding                __________
                    (previously filed).

       15           Financial Statements per books and pro
                    forma as of____________ of CSW and           Electronic
                    Operating Subsidiaries.

                    Financial Statements are only submitted with respect to the amount of Preferred Securities for which Registration Statements on Form S-3 are currently on file ($335 million). Financial Statements are not submitted with respect to the additional amount of Preferred Securities ($845 million) for which authorization is herein sought due to (i) the extended period for which authorization is sought and (ii) the impracticality of knowing the type and extent of financing transactions that may occur during such period. However, CSW and the Operating Subsidiaries will furnish any financial information that the Commission shall request.

       16           Final or "past tense" opinion of             ___________
                    Milbank, Tweed, Hadley & McCloy, Counsel to the Operating Subsidiaries (to be filed with Certificate of Notification).

       17           Application to the Corporation Commission    ___________
                    of the State of Oklahoma for authority to issue and sell the debentures (to be filed by amendment).

       18           Order of State Commission referred to in     ___________
                    Exhibit 17 (to be filed by amendment).




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